Exhibit 10.5.2

CHG HEALTHCARE SERVICES, INC.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK GRANT

AWARD DOCUMENT

GRANT

This Restricted Stock Grant Award Document (the “Award Document”) evidences the grant by CHG Healthcare Services, Inc. (the “Company”), in accordance with the CHG Healthcare Services, Inc. 2006 Stock Incentive Plan (the “Plan”) and the terms and conditions below, of                      shares of $.01 par value restricted common stock of the Company (the “Restricted Stock”) to                      (“Employee”). This Restricted Stock grant (the “Award”) is granted effective as of                         , 20     (the “Grant Date”).

CHG HEALTHCARE SERVICES, INC.

By:

Title:

TERMS AND CONDITIONS

§ 1 Plan and Award Document. This Award is subject to all of the terms and conditions set forth in the Plan and this Award Document. If any term or condition in this Award Document is inconsistent with the Plan, the Plan shall control. All capitalized terms not otherwise defined in this Award Document shall have the respective meaning of such terms as defined in the Plan. A copy of the Plan will be made available to Employee at the Company’s principal executive offices, during the Company’s regular business hours, upon written request to the Secretary of the Company.

§ 2 Stockholder Rights. Employee shall have (a) the right to receive all cash dividends on all of the shares of Restricted Stock and (b) the right to vote the shares while the shares remain subject to forfeiture under § 3. If Employee forfeits shares under § 3, Employee shall at the same time forfeit Employee’s right to vote the shares and to receive future cash dividends paid with respect to the shares.

Employee’s right to receive any stock dividends or other distributions of property made with respect to shares that remain subject to forfeiture under § 3 shall vest under § 3 at the same time as the shares with respect to which the dividends or other property are attributable.

§ 3 Forfeiture and Vesting. On each of the first, second and third anniversaries of the Grant Date, Employee shall be vested with respect to 25% of the total number of shares of the Restricted Stock as of the Grant Date, rounded down to the next whole share, if Employee remains continuously employed by the Company or a Subsidiary or Parent until such anniversary of the Grant Date. On the fourth anniversary of the Grant Date, Employee shall be vested with respect to all remaining nonvested shares of Restricted Stock provided Employee remains continuously employed by the Company or a Subsidiary or Parent until such anniversary.

A transfer of Employee between or among the Company and any Subsidiary or Parent shall not be treated as a termination of employment with the Company under this § 3.

If Employee’s employment terminates, Employee shall forfeit all unvested shares. If shares are forfeited, the shares (together with any distributions made with respect to the shares that have been held by the Company) automatically will revert back to the Company.

§ 4 Change in Control. If there is a Change in Control, then the terms of the Employment Agreement, if any, governing restricted stock shall apply. In addition, if there is a Change in Control, and the agreement related to the Change in Control does not provide for the assumption or substitution of this Option, the rules of § 17.2 of the Plan shall apply.

§ 5 Stock Issuance. The shares of Restricted Stock will be designated for the account of Employee on the books and records of a transfer agent or financial institution designated by the Company until the shares become vested or are forfeited, and the Employee shall execute the irrevocable stock power in favor of the Company attached hereto as Exhibit A. After the shares of Restricted Stock become vested, Employee may request the delivery to Employee of certificates representing the shares, which certificates will be provided at Employee’s expense.

§ 6 No Transfer. Employee shall have no right to transfer or otherwise alienate or assign Employee’s interest in any shares of Restricted Stock before Employee vests in the shares under § 3.

§ 7 Securities Registration. Upon the vesting of the shares of Restricted Stock, Employee shall, if so requested by the Company, hold such shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 8 Non-competition and Non-solicitation.

(a) Non-competition. Employee agrees that while the Employment Agreement is in effect and for a period of 1 year following its termination (regardless of the manner or validity of termination), Employee shall not, throughout the United States, directly or indirectly, become or remain interested in, associated with, own, serve as an officer, director, partner, shareholder, employee, agent, advisor or consultant to, become indebted to, or be employed by any person or entity that is engaged in the Business or any other business substantially similar to or in competition with that of the Company’s. Employee acknowledges that because of Employee’s access to the Company’s Confidential Business Information, and because of the nationwide nature of the Business, a violation of this covenant will cause irreparable injury to the Company.

(b) Non-Solicitation of Healthcare Personnel or Clients. Employee shall not, while the Employment Agreement is in effect and for a period of 2 years following its termination (regardless of the manner or validity of termination), at any time or in any manner, either directly or indirectly, for Employee’s own behalf or for or on behalf of any person or entity (other than the Company), solicit or attempt to solicit any business similar to the Business from Healthcare Personnel or Clients of the Company and/or direct or attempt to direct any Business away from the Company. “Healthcare Personnel” or “Client” shall mean, in addition to the definitions assigned below, any person or entity that the Company has dealt with or provided services to, regardless of whether such person or entity was solicited or provided services by Employee at any time during Employee’s employment, whether during the usual hours of employment or otherwise.

(c) Non-Solicitation of Employees, No Hire of Employees. Employee agrees that while the Employment Agreement is in effect and for a period of 2 years following its termination (regardless of the manner or validity of termination) at any time or in any manner, either on the Employee’s own behalf or for or on behalf of any person or entity (other than the Company), Employee will not, directly or indirectly, solicit, divert or otherwise cause, attempt to cause or encourage employees or agents of the Company to enter into any employment, consulting or advisory arrangement or contract with or to perform any services for or on behalf of Employee or any person or entity (other than the Company), or to enter into any kind of business, including without limitation the Business or any similar business unless such employee or former employee that has as of such time not been employed by the Company for a period in excess of 12 months. Employee further agrees that while the Employment Agreement is in effect and for a period of 2 years following its termination (regardless of the manner or validity of termination) at any time or in any manner, either on the Employee’s own behalf or for or on behalf of any person or entity (other than the Company), Employee will not, directly or indirectly, hire or engage or attempt to hire or engage, in any capacity, any employee or former employee that has as of such time not been employed by the Company for a period in excess of 12 months.

(d) Definitions.

(1) Business. For purposes of this Award Document, “Business” means the business in which the Company is engaged on a nationwide basis of recruiting, staffing and placing Healthcare Personnel for positions with Clients on a temporary or permanent basis as employees or as independent contractors of either the Company or the Client.

(2) Clients. For purposes of this Award Document, “Clients” means healthcare institutions, medical practices, clinics, hospitals and all types of healthcare businesses that are clients of the Company, and “Client” means any such client of the Company.

(3) Confidential Business Information. For purposes of this Award Document, the phrase “Confidential Business Information” means the Company’s trade secrets and other confidential business information, including but not limited to plans, programs, processes, procedures and manners of operation, computer systems, customized software, management information systems, manuals, Clients, Client lists, Client prospects, Healthcare Personnel, Healthcare Personnel lists, Healthcare Personnel prospects, financial, statistical and accounting data, methods and types of recruitment and placement services, methods of service preferred by Clients and Healthcare Personnel, ideas, marketing programs, fees paid by Clients, fees, salaries and bonuses of Healthcare Personnel, work assignments and capabilities of officers and employees, documents, agreements, contracts and other arrangements, personnel information, matters of internal organization and other confidential information.

(4) Employment Agreement. For purposes of this Award Document, “Employment Agreement” means the most current employment agreement, if any, entered into between Employee and the Company or a Subsidiary or Parent.

(5) Healthcare Personnel. For purposes of this Award Document, “Healthcare Personnel” means healthcare personnel, including without limitation physicians and allied healthcare professionals of all specialties, recruited, staffed and/or placed by the Company for positions with Clients on a temporary or permanent basis as employees or as independent contractors of either the Company or the Client.

§ 9 Withholding. Any amounts required to be withheld as a result of the transfer to Employee of shares of Restricted Stock or any dividends or other payments made with respect to shares of Restricted Stock, or the vesting of such shares or dividends or other payments, may be withheld from Employee’s regular cash compensation, from the shares of Restricted Stock or pursuant to such other means as the Company or a Subsidiary or Parent deems reasonable and appropriate under the circumstances, in accordance with the Plan.

§ 10 Rule 16b-3. The Company shall have the right to amend this Restricted Stock grant to withhold or otherwise restrict the transfer of the shares of Restricted Stock to Employee as the Company deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent § 16 of the 1934 Act might be applicable to the grant or transfer.

§ 11 No Right to Continue Employment. Neither the Plan, this Award Document, nor any related material is intended to give Employee the right to continue in employment with the Company or a Subsidiary or Parent to adversely affect the right of the Company or a Subsidiary or Parent to terminate Employee’s employment with or without cause at any time.

§ 12 Governing Law. The Plan and this Award Document are governed by the laws of the State of Delaware.

§ 13 Binding Effect. This Award Document is binding upon the Company, its Subsidiaries and Employee and their respective heirs, executors, administrators and successors.

§ 14 Headings and Sections. The headings contained in this Award Document are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Document. Any references to sections (§) in this Award Document shall be to sections (§) of this Award Document unless otherwise expressly stated as part of such reference.

Exhibit A

IRREVOCABLE STOCK POWER

For value received, as a condition to the issuance to the undersigned of the                      shares of restricted common stock (the “Restricted Stock”) of CHG Healthcare Services, Inc. (the “Company”) subject to that certain Restricted Stock Grant Award Document dated as of                         , 20     (the “Award Document”), the undersigned hereby assigns and transfers to the Company, effective upon the occurrence of any forfeiture event described in the Award Document, any then-unvested shares of Restricted Stock for purposes of effecting any forfeiture called for under § 3 of the Award Document, and does hereby irrevocably give the Company the power (without any further action on the part of the undersigned) to transfer such shares of stock on the books of the Company to effect any such forfeiture. This irrevocable stock power shall expire automatically with respect to the shares of stock subject to such Restricted Stock grant on the date such shares of stock are no longer subject to forfeiture under § 3 of the Award Document or, if earlier, immediately after such a forfeiture has been effected with respect to such shares of stock.

[Signature]

[Print Name]

[Date]

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